Exhibit h(iv) to N-2

LOAN SERVICING AGREEMENT

This Loan Servicing Agreement (“Agreement”), is effective as of _________, 2008 (“Effective Date”) between ______, a ______ corporation,  having its principal place of business at  _____________, and National Retail Funds (NRF), a family of Delaware Trusts, having its principal place of business at 4020 S. 147th Street, Suite 2, Omaha, NE 68137. For convenience, _______and NRF are sometimes referred individually as “Party” or collectively as the “Parties.” This loan servicing agreement may be considered to be a part of the loan sale agreement between the two parties or may be entered into separate from any loan sale agreement.

RECITALS

Whereas, _____________originates and services direct, unsecured Loans to individual borrowers who apply for such loans;

Whereas NRF desires to purchase from __________, certain Consumer Loans originated by ____________ while retaining servicing rights with __________;

Now, therefore, in consideration of the foregoing and the Parties’ Agreement, the receipt and sufficiency of which the Parties acknowledge, ___________ and NRF agree as follows:

AGREEMENT

Administration and Servicing of Loans.

1.1 ___________ will service the Loans purchased by NRF as provided herein. Without limiting the generality of the foregoing, ___________ will be responsible for the following services (the “Services”): (i) administering all borrower billing activities including, but not limited to, resolving billing disputes or inquiries; (ii) receiving and processing payments; (iii) collecting amounts owed; (iv) at the request and approval of NRF, engaging third-party collection agencies to collect delinquent amounts owed; (v) reporting Borrower trade line information to consumer reporting agencies; (vi) maintaining fraud prevention procedures; and (vii) maintaining adequate books and records relating to the Services.

1.2 NRF authorizes ____________ to endorse NRF’s name upon any checks, drafts, money orders or similar instruments payable to NRF that are received by ________ in connection with Loans serviced by ___________.

1.3 ____________ will  provide the Services in compliance with Applicable Laws and generally accepted industry practices.

1.4 ___________ will prepare or cause to be prepared and transmit to NRF those reports that NRF requires as the owner of the Loans which __________will deliver to NRF electronically or as otherwise mutually agreed to.

1.5 _________will implement and maintain physical, electronic and procedural controls and safeguards in compliance with Applicable Laws to protect all information relating to the Loans from unwarranted disclosure. These controls will include, but not be limited to, the maintenance of appropriate safeguards to restrict access to the information to those employees, agents or service providers who need the information to carry out the purpose(s) for which the information is disclosed to ____________. For information disclosed in electronic form, _____________ agrees that the safeguards will include electronic barriers (e.g., “firewalls” or similar barriers) and password protected access to the information. For information disclosed in written form, ___________ agrees that the safeguards will include secured storage.

1.6 __________ will, upon reasonable notice, permit the inspection by NRF’s representatives of the information maintained by __________relating to the Loans purchased by NRF during regular business hours provided NRF reimburses __________for its actual costs in permitting such inspection. Nothing in this subsection may be construed to require ___________ to give access to its facilities, personnel, or data in a manner that unreasonably interferes with _____________operations.

1.7 For these Services, NRF agrees to pay the servicer, ___________, on a periodic basis and as agreed upon ___% of the outstanding loan balances that ___________ will be servicing on behalf of NRF.

2. Terms and Termination.

2.1 This Agreement will have an initial Term of ________ from the Effective Date (the "Initial Term") and will renew automatically for additional ________Terms (a "Renewal Term") at the conclusion of the Initial Term or any Renewal Term unless either Party provides notice of non-renewal to the other Party at least 90 days prior to the end of the Initial Term or any Renewal Term or this Agreement is otherwise terminated in accordance with this section 2.

2.2  NRF may choose to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:

2.2.1 If any representation or warranty made by a Party in this Agreement proves to have been incorrect in any material respect when made and cannot be cured within 1 Calendar Month after written notice has been given;

2.2.2 A Party defaults in the performance of any obligation under this Agreement and fails to cure the default within 1 Calendar Month after written notice has been given;

2.2.3 A Party commences a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action to authorize any of the foregoing; or

2.2.4 An involuntary case or other proceeding is commenced against the Party seeking the Party’s liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, and, in the case of NRF, such involuntary case or other proceeding is not dismissed or stayed for a period of 30 days; or an order for relief will be entered against a Party under the federal bankruptcy laws.

2.3 Notwithstanding section 2.1, NRF may choose to terminate this Agreement without cause upon 90 days prior written notice to _____________ and at no penalty or fee to NRF.

2.4 The termination of this Agreement will not discharge any Party from any obligation incurred prior to such termination, including any obligation with respect to Loans sold prior to such termination. No termination or rejection or failure to assume the executory obligations of this Agreement in a bankruptcy by either Party will be deemed to impair or affect the obligations pertaining to any executed Qualified Loan sale.

3. Confidentiality.

3.1 Confidential Information will be used by each Party solely in the performance of its obligations under this Agreement. Except as required by Applicable Laws, a Regulatory Authority or legal process, a Party (the “Restricted Party”) will not disclose Confidential Information to third parties; provided, however, that the Restricted Party may disclose Confidential Information: (i) to its Affiliates, employees and agents or representatives for the sole purpose of fulfilling such Party’s obligations under this Agreement; or (ii) to a Party’s auditors, accountants and other professional advisors. Confidential Information will not include information that: (i) is generally available to the public; has become publicly known, without the fault of the Party seeking to disclose such information (the “Disclosing Party”); or (ii) was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement.

3.2 Upon request, or upon the termination of this Agreement, each Party will return to the other Party all Confidential Information of the other Party in its possession; provided, however, that a Party may maintain in its possession all such Confidential Information required to be maintained under Applicable Laws relating to the retention of records for the period of time required by law.

3.3 Each Party will require its subcontractors having access to Confidential Information to agree, in writing, to be bound by the provisions of this section 11 prior to disclosure of any Confidential Information to such subcontractors. Each Party will keep and maintain such protective agreements and will promptly provide the other Party with copies of the relevant portions of such agreements upon request.

3.4 In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Restricted Party will provide the Disclosing Party with prompt notice of such request(s) to permit the Disclosing Party to seek a protective order or other remedy and/or to waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek a protective order or other remedy, or the Disclosing Party’s petition for such order is denied, or the Disclosing Party grants a waiver, the Restricted Party may furnish only that portion of the Confidential Information that the Restricted Party is legally compelled to disclose.

3.5 The terms of this section 3 will survive the expiration or earlier termination of this Agreement.

3. Indemnification.

3.1 _________agrees to indemnify and hold NRF and its officers, directors, members, employees, representatives, shareholders, agents, Affiliates and attorneys harmless from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”), that may arise from: (i) _________ gross negligence, willful misconduct or breach of any ___________obligation or undertaking in this Agreement; or (ii) ___________violation of Applicable Laws.

3.2 NRF agrees to indemnify and hold ___________and its officers, directors, members, employees, representatives, shareholders, agents, Affiliates and attorneys harmless from and against any and all claims, actions, and Losses that may arise from: (i) NRF’s gross negligence, willful misconduct or breach of any _________ obligation or undertaking in this Agreement; or (ii) NRF’s violation of Applicable Laws.

3.3 Any Indemnified Party seeking indemnification hereunder must promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third-party of any claim or of the commencement by any third-party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence any such claim or the commencement by any third-party of any such legal or regulatory proceeding, arbitration or action, whether or not asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”). The notice must specify in reasonable detail the nature of the Loss, and, if known, the amount or an estimate of the amount of the Loss; provided, however, that failure to promptly give such notice will only limit the liability of the Indemnifying Party to the extent of the resulting actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party will provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to defend against the claim asserted.

12.4 The Indemnifying Party will have 30 days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to undertake, conduct and control, through counsel of its own choosing, and at its own expense, the settlement or defense of the Claim. The Indemnified Party will cooperate with the Indemnifying Party if such cooperation is requested and the request is reasonable; provided that the Indemnifying Party will hold the Indemnified Party harmless from all its out-of-pocket expenses, including reasonable attorneys’ fees incurred in connection with the Indemnified Party’s cooperation. If the Indemnifying Party assumes responsibility for the settlement or defense of any such Claim, then:

3.4.1 The Indemnifying Party will permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent will not be unreasonably withheld); provided, however, that, other than in the event of a conflict of interest requiring the retention of separate counsel, the fees and expenses of such separate counsel will not be borne by the Indemnifying Party; and

3.4.2 The Indemnifying Party will not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent will not be unreasonably withheld. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party will not pay or settle such claim without the Indemnifying Party’s consent, which consent will not be unreasonably withheld.

3.5 If the Indemnifying Party does not notify the Indemnified Party within 30 days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party fails to contest vigorously any Indemnifiable Claim, the Indemnified Party may, upon notice to the Indemnifying Party, contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion. No action taken by the Indemnified Party pursuant to this subsection 12.5 will deprive the Indemnified Party of its right to indemnification pursuant to this section 12.

3.6 The terms of this section 12 will survive the expiration or earlier termination of this Agreement.

4. Arbitration.

4.1 The Parties agree to resolve all disputes arising under this Agreement or relating to the Loans by agreement or binding arbitration under the following process:

4.1.1 The Parties will seek a fair and prompt negotiated resolution within 15 Business Days of notice of a dispute provided by one Party to the other Party, or such longer period of time mutually agreed to by the Parties;

4.1.2 If the Parties do not reach a mutually satisfactory agreed-up resolution within the period provided for in subparagraph 13.1.1, the dispute will be resolved by binding arbitration conducted in accordance with the then effective American Arbitration Association (“AAA”) Commercial Arbitration Rules, as modified in this Agreement.

4.1.3 Under any arbitration initiated under this section 13, each Party will select an arbitrator, and the arbitrators selected by the Parties will select a third arbitrator. The 3 arbitrators will conduct the arbitration between the Parties. Each of the arbitrators must be an attorney with at least 10 years experience in commercial law.

4.1.4 The arbitrators selected will determine whether a claim arises under this Agreement or relates to the Loans.

4.1.5 The Parties confirm their understanding that by agreeing to arbitrate any dispute, they give up their right to have any dispute decided in court by a judge or jury.

4.2 Any arbitration initiated under this section will be conducted in __________.

4.3 The arbitrators will take such steps as may be necessary to hold a private hearing within 90 calendar days of the initial demand for arbitration by any Party and to conclude the hearing within 5 Business Days. The arbitrators’ decision, which must be in writing, will be issued within 15 Business Days following the hearing. The Parties have included these time limits in order to expedite the proceeding, but these time limits are not jurisdictional, and the arbitrators may, for good cause, afford or permit reasonable extensions or delays, which will not affect the validity of the decision or award. The written decision of the arbitrators will contain a brief statement of the claim(s) determined, the award made on each claim and the reasons for the disposition of each claim. The arbitrators may not award punitive damages in any arbitration initiated under this Agreement. Absent fraud, collusion or willful misconduct by the arbitrators, the award will be final and judgment may be entered in any court having jurisdiction over the Parties.

4.4 In making their decision and award, the arbitrators will apply substantive federal and Delaware law, as applicable. All statutes of limitations which would otherwise be applicable will apply to any arbitration proceeding hereunder.

4.5 The terms of this section will survive the expiration or earlier termination of this Agreement.

5. Assignment. This Agreement and the rights and obligations created under it will be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. The Parties may not assign any of their respective rights and obligations under this Agreement without the prior written consent of the other Party.

6. Third-Party Beneficiaries. Nothing contained herein will be construed as creating a third-party beneficiary relationship between either Party and any other Person.

7. Proprietary Materials. Each Party grants to the other a non-exclusive right and license to use and reproduce the granting Party’s name, logo, registered trademarks and service marks (collectively “Proprietary Material”) on periodic statements and as otherwise necessary to fulfill each Party’s obligations under this Agreement; provided, however, that: (i) each Party will at all times comply with written instructions provided by the other Party regarding the use of the Proprietary Material of the other Party; and (ii) each Party acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in the Proprietary Material of the other Party. Upon termination of this Agreement, each Party will cease using the Proprietary Material of the other Party, except as necessary to fulfill any continuing obligations under this Agreement following termination.

8. Notices. All notices and other communications that are required or may be given in connection with this Agreement will be in writing and will be deemed received when: (i) delivered by hand; (ii) transmitted by facsimile or e-mail with receipt confirmed; or (iii) 3 Business Days after the date of mailing to the other party, first-class mail postage prepaid, at the following addresses, or such other addresses as either Party may specify:

Address: ________________________

____________________________________

____________________________________

E-mail Address: ______________________

Telephone: __________________________

Facsimile: ___________________________

NRF Address: ________________________

____________________________________

____________________________________

E-mail Address: ______________________

Telephone: __________________________

Facsimile: ___________________________

9. Relationship of Parties. This Agreement is not intended to create, does not create and should not be construed to create, a relationship of partner or joint venturer or any association for profit between and among ____________ and NRF.

10. Force Majeure. If any Party will be unable to carry any part of its obligations under this Agreement by reason of a Force Majeure Event, the performance of that Party’s obligations under this Agreement, to the extent they are affected by the Force Majeure Event, will be excused during the continuance of the Event. A “Force Majeure Event” means an unanticipated event that is not within the reasonable control of the affected Party or its subcontractors (including, but not limited to, acts of God, acts of governmental authorities, strikes, war, riot and any other causes of such nature), and which by exercise of reasonable due diligence, the affected Party, or its subcontractors, could not reasonably have been expected to avoid or overcome. A Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event will give prompt notice of such fact to the other Party.

11. Expenses. Each Party will bear the costs and expenses of performing its obligations under this Agreement, unless expressly provided otherwise. Each Party will be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.

12. Examination and Inspection. Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice. Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, during regular business hours subject to each Parties’ privacy and information security obligations concerning borrower Loan files. All expenses of inspection will be borne by the Party conducting the inspection.

13. Governing Law. Except as preempted or controlled by federal law, this Agreement will be interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws.

14. Manner of Payments. All payments under this Agreement will be made by wire or other transfer in immediately available funds to the accounts designated by Parties.

15. Entire Agreement. This Agreement, including Addenda and Exhibits, constitutes the entire agreement between the Parties with respect to the subject matter thereof, and supersedes any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

16. Amendment and Waiver. This Agreement may not be amended orally, but only by a written instrument signed by the Parties. The failure of any Party to require the performance of any term of this Agreement or the waiver by any Party of any default under this Agreement will not prevent a subsequent enforcement of such term and will not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.

17. Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction only, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting the validity or enforceability of the remaining portions in that jurisdiction.

18. Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the general rule of construction that ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement, or any amendments, and the same will be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

19. Headings. Captions and headings in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

20. Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which will be deemed an original and all of which, taken together, will constitute one instrument.

In witness, whereof, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

Company Name:_______________

National Retail Funds

By: _________________________

By: _________________________

Name:_______________________

Name:_______________________

Title:________________________

Title:________________________

Date: _______________, 2008

Date: ________________, 2008